Exhibit 3.1

THIRD AMENDMENT TO

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

THIS THIRD AMENDMENT TO THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICA FIRST MULTIFAMILY INVESTORS, L.P. (this “Amendment), is dated as of August 7, 2017, and is hereby adopted by America First Capital Associates Limited Partnership Two, a Delaware limited partnership (the “General Partner”), as the general partner of America First Multifamily Investors, L.P., a Delaware limited partnership (the “Partnership”).  For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the First Amended and Restated Agreement of Limited Partnership of America First Multifamily Investors, L.P. dated as of September 15, 2015, as amended from time to time (the “Agreement”).

Recitals

WHEREAS, Section 5.02(a) of the Agreement provides that the General Partner is authorized, among other things, to amend the Agreement as provided in Section 12.03 therein, and that the General Partner is also authorized to engage in any activity necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership; and

WHEREAS, Section 5.02(b) of the Agreement provides that, with respect to its obligations, powers, and responsibilities under the Agreement, the General Partner is authorized to execute and deliver, for and on behalf of the Partnership, such documents as it deems proper, all on such terms and conditions as it deems proper; and

WHEREAS, the General Partner has determined that it is in the best interests of the Partnership to amend the Agreement to clarify certain ambiguities and supplement certain provisions therein, which in the judgment of the General Partner is not materially adverse to the interests of Limited Partners and BUC Holders;

WHEREAS, Section 12.03(a) of the Agreement grants the General Partner the power and authority to amend the Agreement without the consent of any of the Partnership’s Limited Partners or BUC Holders under the circumstances set forth therein, and the General Partner has determined that the Amendment to the Agreement effected hereby is authorized under Section 12.03(a) of the Agreement.

NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

1.The definition of “Series A Distribution Period” in Section 1 of Exhibit AP to the Agreement is hereby amended and restated in its entirety to read as follows:

““Series A Distribution Period” means any quarterly distribution period commencing on January 1, April 1, July 1, and October 1 of each year, or on any date as determined by the General Partner, and ending on and including the day preceding the first day of the next succeeding Series A Distribution Period (other than the initial Series A Distribution Period with respect to each Series A Preferred Unit, which shall commence on the date on which such Series A Preferred Unit was issued by the Partnership and end on and include the day preceding the first day of the next succeeding Series A Distribution Period).”

2.Section 4(b) of Exhibit AP to the Agreement is hereby amended to add the following new sentences immediately following the second sentence of such section, which new sentences shall read in their entirety as follows:

“For example, by way of clarification only, if a shorter Distribution Period of 60 days is followed by a longer Distribution Period of 120 days, the amount of Series A Distributions payable for the first 60-day Distribution Period would be computed by prorating the Series A Distribution Rate by multiplying such rate by the quotient of 60 days divided by 360 days, whereas the amount of Series A Distributions payable for the second 120-day Distribution Period would be computed by prorating the Series A Distribution Rate by multiplying such rate by the quotient of 120 days divided by 360 days.  Notwithstanding the foregoing, no provision herein shall be construed to result in the Series A Distributions being considered as cumulative distributions.”

3.Except as expressly amended hereby, the Agreement shall remain in full force and effect.  The appropriate agents, officers, and representatives of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Agreement, to give effect to the intent and purposes of this Amendment.  This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

GENERAL PARTNER:

AMERICA FIRST CAPITAL ASSOCIATES LIMITED PARTNERSHIP TWO

By: Burlington Capital, LLC, its General Partner

By:	/s/Lisa Y. Roskens

       Name: Lisa Y. Roskens

       Title: Chief Executive Officer

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